Elevation Series Trust POS-EX

Exhibit 99(i)(1)

December 26, 2024

Elevation Series Trust 1700 Broadway, Suite 1850 Denver, Colorado 80290

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment Nos. 24 and 26 to the Registration Statement, File Nos. 333-265972 and 811-23812 (the “Registration Statements”), of Elevation Series Trust (the “Trust”).

We have examined a copy of the Trust’s Second Amended and Restated Agreement and Declaration of Trust, the Trust’s Amended By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statements are effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 26 to the Registration Statement, and consent to all references to us in Post-Effective Amendment No. 24 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very Truly Yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

EXHIBIT A

1. Sovereign’s Capital Flourish Fund
2. SRH REIT Covered Call ETF
3. SRH U.S. Quality ETF
4. The Opal International Dividend Income ETF
5. TrueShares Quarterly Bull Hedge ETF
6. TrueShares Quarterly Bear Hedge ETF